Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2009 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Reddy Ice Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
May 20, 2009